UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016

BIOAMBER INC.

(Exact name of registrant as specified in charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Rene Levesque West, Suite 4310

Montreal, Quebec, Canada H3B 4W8

(Address of principal executive office)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On December 23, 2016, BioAmber Inc. (the “Company” or “we”) filed two prospectus supplements to the base prospectus included in the Company’s shelf registration statement on Form S-3 (No. 333-196470), filed with the Securities and Exchange Commission on June 2, 2014. Each prospectus supplement sets forth the following disclosure under the heading “Summary – Recent Developments”:

Recent Operating Results (Preliminary and Unaudited)

For the three months and year ended December 31, 2016, we expect total revenues to be between $2.0 million and $2.2 million, and $9.6 million and $9.8 million, respectively, as compared to total revenues of $1.1 million and $2.2 million for the three months and year ended December 31, 2015, and $3.7 million for the three months ended September 30, 2016. These expected increases compared to 2015 are driven by the production ramp-up of our Sarnia facility, which started its commercial production in October 2015, while the expected decrease compared to the three months ended September 30, 2016 is driven by a large customer that was expected to purchase $2.8 million of succinic acid in Q4 2016, but due to a technical problem in its manufacturing facility postponed the order to 2017. Our revenues are subject to variation quarter over quarter due to the timing of our sales to some of our key customers. As of December 1, 2016, we had cash and cash equivalents of $11.2 million, compared to $15.9 million as of September 30, 2016.

Our consolidated financial statements for the three months and year ended December 31, 2016 are not yet available. The foregoing information reflects our estimate with respect to total revenues based on currently available information, which is preliminary and unaudited, is not a comprehensive statement of our financial results and is subject to completion of our financial closing procedures. While we have not identified any unusual or unique events or trends that occurred during the period that might materially affect this preliminary estimate, our actual results for the three months and year ended December 31, 2016 will not be available until after the date hereof, may differ materially from our preliminary estimate and are not indicative of the results to be expected for any future period. We have provided a preliminary range, rather than a specific amount, for total revenues primarily because our financial closing procedures for the three months and year ended December 31, 2016 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimate.

This preliminary estimate has been prepared by and is the responsibility of management. Our independent registered public accounting firm has not conducted a review of and does not express an opinion or any other form of assurance with respect to this preliminary estimate. This information should be read in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016.

Letter of Intent with CJ CheilJedang

On December 16, 2016, we entered into a non-binding letter of intent with CJ Cheiljedang Corporation (CJCJ). Until December 31, 2017, we and CJ Cheiljedang Corporation have entered into an exclusivity period in which we may not discuss, evaluate or enter into binding or non-binding agreements with any third parties in connection with a retrofit of an existing fermentation facility to produce bio-succinic acid using our low pH technology or to build new bio-succinic acid capacity in China or South Korea. Similarly, CJ Cheiljedang Corporation may not discuss, evaluate or enter into binding or non-binding agreements in connection with the research, development, manufacture or marketing of bio-succinic acid. Under the terms of the agreement, we and CJCJ plan to establish a joint venture in China to produce up to 36,000 metric tons of bio-succinic acid annually and commercialize the output in Asia.

The letter contemplates the retrofitting of an existing CJCJ fermentation facility with our succinic acid technology. CJCJ would incur all capital costs required to retrofit its fermentation facility, including the capital needed during plant commissioning and startup, and production is expected to begin in the first quarter of 2018. The joint venture could subsequently expand production capacity through debottlenecking and/or additional investment. CJCJ is expected to own 65% of the JV and we are expected to own 35%. The JV would pay us a technology access fee for our bio-succinic acid technology, and pay CJCJ a tolling fee for producing bio-succinic acid on its behalf. The joint venture is subject to certain conditions, including technical and commercial due diligence, with the definitive agreements expected to be signed by July 2017. There is no guarantee that we are able to enter into definitive agreements for this collaboration on the terms contemplated in the letter of intent or at all.

Bridging Finance Waiver

On September 9, 2016, we entered into an agreement with Bridging Finance Inc. in connection with an on-demand, non-revolving credit facility. As part of this agreement, we were required to grant a general security interest in BioAmber Sarnia Inc., our joint venture with Mitsui & Co., Ltd. that owns our manufacturing facility in Sarnia. On December 21, 2016, we entered into a letter agreement with Bridging Finance to waive this general security requirement. In connection with this waiver, we are required to pay a fee of CAD$375,000, in two equal installments: on December 15, 2016 and on January 15, 2017. The waiver also requires us to maintain a cash balance of the lesser of CAD$15.0 million or the outstanding balance under the credit facility.

We have until February 7, 2017 to put in place the restricted cash, and are required to pay a daily fee of CAD$3,425, plus applicable taxes, commencing on December 7, 2016 until the cash balance obligation is met.

Non-Assertion Agreement with Mitsubishi Chemical

On December 21, 2016, we entered into a non-assertion agreement with Mitsubishi Chemical Corporation (MCC). MCC has agreed not to assert certain of its intellectual property rights in the fields of polyester polyol, polyurethane and bio-succinic acid and, to the extent that any third parties have any right to enforce such intellectual property rights, MCC has agreed to cause such third parties to not assert such rights. Pursuant to this Agreement, we can sell bio-based succinic acid to customers in the fields of polyester polyols and polyurethane without risk to us or our customers of litigation from MCC. The agreement has a geographic scope limited to Europe and North America in the case of polyester polyols and polyurethane, and is global in scope for bio-succinic acid. We have agreed to pay MCC an upfront fee of $1.1 million, with $600,000 payable on December 31, 2016 and $500,000 payable on March 31, 2017. Additionally, we have agreed to pay MCC a royalty based on our bio-succinic acid sold within the scope of this agreement. If we oppose or take action against any of the MCC intellectual property rights, MCC may terminate the agreement. The royalty will have a minimum annual amount due, irrespective of the quantity sold, and will be considered fully paid up at the latest on the 10th anniversary of this agreement, or earlier if the annual royalty payments exceed the minimum annual royalty fee. This agreement, unless terminated earlier in accordance with its terms, will remain in force until the date on which the last of the patents expire, are abandoned or revoked.

Amendments to Vinmar Offtake Agreements

On December 22, 2016, we entered into an amendment to our Master Product Offtake Agreement for Bio-Butanediol with Vinmar International, Ltd., or Vinmar, in connection with our plans to construct a commercial-scale manufacturing facility producing bio-based 1,4-butanediol, or BDO and tetrahydrofuran, or THF. In our original agreement the BDO/THF plant had a December 31, 2016 deadline for achieving a financial close. The amendment extended the deadline for achieving the financial close to December 31, 2018.

On December 22, 2016, we also entered into an amendment to our Master Product Offtake Agreement for Bio-Succinic Acid with Vinmar, in connection with our Sarnia facility and two future bio-succinic acid facilities. The amendment terminated the portion of the offtake agreement related to our Sarnia facility in connection with entering into our non-binding letter of intent with CJCJ, pursuant to which such termination is a requirement of the definitive agreements contemplated by the non-binding letter of intent. In addition, our joint venture partner Mitsui & Co. has taken a more active role in the commercialization of bio-succinic acid in Asia following the amendment of our joint venture agreement with Mitsui in the spring of 2016. Mitsui has informed us, and we believe, that the continuation of the Vinmar arrangement has resulted in channel conflict and presented difficulty for Mitsui to develop the market for bio-succinic acid in Asia in parallel with Vinmar’s efforts. We believe that such channel conflict would be exacerbated as CJCJ begins to sell bio-succinic acid in China and Korea as part of its pre-marketing efforts for our proposed China joint venture.

In our original agreement the second and third bio-succinic acid plants had December 31, 2016 and December 31, 2019 deadlines respectively for achieving a financial close. The amendment extended the deadlines for achieving the financial close of the second and third plants to December 31, 2018 and December 31, 2020, respectively. The amendment also removed the predefined production volume and offtake for the second and third bio-succinic acid plants. Vinmar and BioAmber must now agree to the bio-succinic acid capacity and offtake volume of plants two and three, taking into account global supply and demand dynamics. The failure of the parties to agree would allow either party to terminate the portion of the offtake agreement related to the plant in question.

* * * * * * *

The Company is furnishing the information in this Current Report on Form 8-K. Such information shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOAMBER INC.

Date: December 23, 2016	By:	/s/ Mario Saucier
Mario Saucier Chief Financial Officer